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EXHIBIT 10.6

OPERATING AGREEMENT OF
AMERICAN DG NEW YORK LLC

        This Operating Agreement of American DG New York LLC (the "Agreement") is entered into as of                        , 2002 by and among American DG Inc., a Delaware corporation ("AMDG"), and AES-NJ Cogen Co., Inc., a New Jersey corporation ("AES-NJ"), each of which is referred to as a "Member". The two Members hereby form a limited liability company (the "Company") pursuant to the Delaware Limited Liability Company Act (the "Act") upon the following terms and conditions:

  1.    Definitions:

        In addition to capitalized terms otherwise defined herein, the Definitions as used in this Agreement are set forth in Exhibit G, attached hereto.

        2.    Formation of the Company:

        (a)    Formation of Limited Liability Company.    By this Agreement, and upon filing the Certificate of Formation, the Members hereby form a limited liability company under the Act. The rights and liabilities of the Members shall be as provided in the Act, except as otherwise expressly provided herein or in the Certificate of Formation. Any Manager is authorized to execute and file the Certificate of Formation.

        (b)    Name.    The name of the Company is American DG New York LLC.

        (c)    Purpose.    The purpose of the Company shall be to engage in any lawful business which may be engaged in by a limited liability company organized under the Delaware Act, including without limitation, the development and operation of independent and cogeneration power facilities.

        (d)    Members.    The initial Members of the Company shall be AMDG and AES-NJ, and such other Members as have been admitted to the Company, accordance with this Agreement. The Member's Membership Interests shall be as set forth in Exhibit A hereto, and as shall be adjusted as provided in this Agreement.

        (e)    Office.    The Company's principal office shall be located at c/o American DG, Inc., 45 First Avenue, Waltham, MA, or at such other locations as the Managers may from time to time determine.

        (f)    Registered Office and Registered Agent.    The Company shall appoint a registered agent and establish a registered office in Delaware. The initial registered agent of the Company shall be the C.T. Corporation System.

        (g)    Term.    The term of the Company shall commence upon the date set forth above and shall continue until dissolution of the Company in accordance with Section 11 of this Agreement.

        (h)    Members Names and Addresses.    The names and addresses of the Members as of the date hereof are as follows:

  AES-NJ Cogen Co., Inc.
  4 Deer Trail
  Kinnelon, New York 07405
  Attn: G. Peter Westerhoff
  President
  Telephone: (973) 838-2567
  Facsimile: (973) 838-5976
  email: aesnjcogen@aol.com

  American DG, Inc.
  45 First Avenue
  Waltham, MA
  Attn: Barry Sanders
  President and CEO
  Telephone: 781-522-6010
  Facsimile: 781-522-6050
  email: bsanders@americandg.com

  3.    Representations and Warranties.

        (a)    Representations with respect to a Member.    Each Member hereby represents and warrants to the Company and each other Member that: (a) it is a corporation duly organized, validly existing, and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business; (b) the Member has taken all necessary actions by its board of directors and shareholders necessary for the due authorization, execution, delivery, and performance of this Agreement; (c) it has duly executed and delivered this Agreement; (d) the authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement, arrangement or administrative or judicial order to which it is a party or by which it is bound; (e) it is purchasing its Membership Interest for its own account, for investment, and not with a view to resale or distribution to any and it understands that there is not, and will not be, any public market for the sale of Membership Interests; (h) it is able to bear the economic risks related to a purchase of a Membership Interest and is able to afford a complete loss of its investment in a Membership Interest; and (i) that all information provided to the Company by that Member including, but not limited to, its financial condition and knowledge and experience in financial, business and investing matters is true, correct and complete.

        (b)    Representations with respect to the Assigned Contracts.    AES-NJ represents and warrants to the Company and each other Member that (i) set forth in Exhibit B hereto is a complete and correct list of all contracts, agreements, commitments and understandings, whether written or oral, with respect to each Project (the Assigned Contracts"); (ii) the Assigned Contracts are valid, binding and enforceable against each other party thereto in accordance with their respective terms; (iii) that each of the Assigned Contracts remains in full force and effect, and there are no defaults thereunder, and there do not exist any facts which may, with the passage of time, cause a default in any of the Assigned Contracts; (iv) the assignments of the Assigned Contracts to the Company are valid, binding and enforceable against AES-NJ and each other party whose consent or approval is required to assign any Assigned Contract to the Company; and (v) except as disclosed in Exhibit B hereto, no consent, approval or agreement of any person, court, government or other entity other than AES-NJ is required to be obtained by AES-NJ in connection with the assignment to the Company of each of the Assigned Contract; and (vi) AES-NJ has not made any commitment to grant any rebates or cash discounts in connection with any Assigned Contract, except as shown in writing in such Assigned Contract. AES-NJ has made available to AMDG complete and correct copies of the Assigned Contracts.

  4.    Projects; Assignment of Contracts; Accounting for Project Revenues and Expenses.

        (a)    Projects.    The initial Projects to be undertaken by the Company and all contracts and agreements with respect thereto are set forth in Exhibit B hereto. AES-NJ shall simultaneously with the execution of this Agreement irrevocably assign to the Company all the Assigned Contracts with respect to the Projects. The Assigned Contracts are set forth on Exhibit B hereto.

        (b)    Delegation of Project Responsibilities to Members.    AES-NJ is delegated the responsibility to carry out the specific tasks set forth on Exhibit C hereto with respect to each Project, subject to the supervision of the Managers. AMDG is delegated the responsibility to carry out the specific tasks set forth on Exhibit C hereto with respect to each Project, subject to the supervision of the Managers. The Managers may change the delegation of such tasks by majority vote.

        (c)    Accounting for Projects.    The revenues, expenses, income, capital investment, rebates and all other accounting attributes shall be accounted for by the Company on an individual Project basis. The revenues for each Project shall include any payments from customers or lessees of a Project, and shall include all revenues and payments from any contracts or agreements related to or arising out of a Project, including but not limited to the Assigned Contracts. Revenues of the Company shall also include any rebates, subsidies or cost sharing received from customers, lessees or any governmental entity with respect to any Projects. If a Member individually receives a payment from a customer or lessee with respect to a Project or assigned Agreement, said Member shall promptly transfer any such payment to the Company.

        (d)    Master Installation, Maintenance and Operation Agreement.    AES-NJ shall service, operate and maintain the Projects in accordance with a Master Installation, Maintenance and Operation Agreement between AES-NJ and the Company, attached hereto as Exhibit E. Under said Agreement AES-NJ shall receive from the Company the amount the customer under the Assigned Contract pays to the Company for the service, maintenance or operation costs of a Project ("Project Service Costs"), as specified in said Agreement. If a Project requires additional amounts of Project Service Costs over the amount paid to AES-NJ under the Master Installation, Maintenance and Operation Agreement, the additional Project Service Cost shall be paid by the AES-NJ.

        (e)    Distributions to Members.    The Company will report on an unaudited basis every month the revenues, expenses and income of the Company. The cumulative revenues, expenses and income of the various Project shall be consolidated on the annual financial statements of the Company. Distributions to Members in accordance with Section 7(d) shall be made only after payment of all expenses and costs with respect to the Projects and the Company.

  5.    Management of the Company.

        (a)    Management of the Company.    Except as otherwise specifically provided by this Agreement, the Company and its business shall be managed, controlled and operated exclusively by the Managers. One Manager shall be appointed by each Member. A Member may appoint an alternate Manager in case of the unavailability of the primary Manager.

        (b)    Voting By Managers.    The Managers shall act by majority consent, unless a larger percentage of Membership Interests is required by Section 5(c) below. In determining a majority vote, a Manager's vote shall be based on the Membership Interest of the Member who appointed said Manager. The Managers shall be responsible for the management of the Company, except to the extent delegation of specific tasks are delegated to certain Members, as provided in Section 4(b) above.

        (c)    Unanimous Consent.    The unanimous consent of the Managers shall be required (i) to sell, transfer, exchange, dispose of, or abandon, in any single transaction or series of transactions, all or substantially all of the Company properties or assets; (ii) to merge the Company with or into, or consolidate the Company with, any person or entity; (iii) to terminate, dissolve, or liquidate the Company, except as provided in Section 11(b) of this Agreement; (iv) to admit a new Member into the Company; (v) to amend this Agreement; or (vi) to add any new Projects to Exhibit B, or the material expansion of any existing Projects.

        (d)    Meetings of Managers.    (i) A majority of the Managers representing a majority of the Membership Interests shall constitute a quorum for the transaction of business of the Managers. Meetings of the Managers may be held at such place or places as determined from time to time by resolution of the Managers. Regular meetings of the Managers shall be held at time to time as determined by the Managers.

        (e)    Action by Written Consent or Telephone Conference.    Any actions of the Managers may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Managers. Managers' meetings may be held by conference telephone or similar communications equipment by means of which all Managers participating in the meeting can speak to and hear each other.

        (f)    Compensation of Manager.    No Manager shall be compensated for his services for acting as a Manager of the Company, provided however, the Managers shall have authority to reimburse a Manager or Member for expenses incurred by such Manager or Member on behalf of the Company or for out of pocket expensed paid or incurred while carrying out the business of the Company.

        (g)    Authority to Sign Contracts.    Both Managers representing AMDG and AES-NJ shall be required to sign contracts, agreements, or understandings on behalf of the Company, unless otherwise agreed by the Managers.

        (h)    Bank Accounts.    Monies belonging to the Company shall be deposited in a separate banking account or accounts in such bank or banks or other financial institutions as are agreed by the Managers, and may be withdrawn therefrom only for proper Company purposes and only upon checks made or signed by individuals authorized by the Managers.

        (i)    Insurance.    The Managers shall procure on behalf of the Company shall maintain such insurance, including but not limited to liability insurance, as the Managers determine is appropriate for the Company and its operations.

  6.    Capital Contributions; Capital Calls.

        (a)    Initial Capital Contributions.    Each of the Members shall contribute, as its initial Capital Contribution to the capital of the Company, the amount set forth on Exhibit D hereto (the "Capital Contribution"). Such initial Capital Contributions may include cash, property or promissory notes.

        (b)    Additional Capital Contributions.

          (i)    No Member shall be required to make any additional Capital Contribution without said Member's consent. Unless otherwise agreed, all additional Capital Contributions shall be made proportionate to the Membership Interests of each Member.

          (ii)   If the Managers determine by majority vote that the Company requires additional capital, (a "Capital Call"), and one of the Members is not willing to contribute its share of the required amount of the Capital Call the "Non-contributing Member"), then the following procedure shall be followed: If one of the Members is willing to contribute additional capital on behalf of the Non-contributing Member (the "Contributing Member"), said Contributing Member shall make the additional Capital Contribution to the Company. The Contributing Member's Capital Account shall be adjusted to reflect the additional Capital Contribution. In addition, the Contributing Member's Membership Interest shall be increased and the Noncontributing Member's Membership Interest proportionately decreased, so that the Membership Interest of each Member remains in proportion to the total Capital Contributions made by each Member (reduced by any prior Distributions that were treated as returns of Capital Contributions made to the Company.)

        (c)    No Right to Return of Capital Contribution.    No Member shall have the right to withdraw or to demand the return of all or any part of such Member's Capital Contribution, except as expressly provided herein. The Company shall not be liable to Members for repayment of their Capital Contributions.

        (d)    Loans.    Where any loans or advances are made to the Company by Members, they shall be in such amounts, with such repayment terms, at such interest rates, with such security, and upon such other terms and conditions as may be agreed to by a majority of the Managers.

        (e)    No Interest on Capital.    No interest shall be paid to any Member on Capital Contributions or on a Member's Capital Account.

  7.    Capital Accounts; Allocations of Profits and Losses; Distributions.

        (a)    Capital Accounts.    A capital account ("Capital Account") shall be maintained for each Member in accordance with Code Section 704(b) and the Treasury Regulations promulgated thereunder. Each Member's Capital Account shall be increased by the amount of (i) money contributed by it to the Company, (ii) the fair market value of property contributed by it to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752), (iii) allocations to it of Company income and gain (or items thereof), and such other adjustments items as may be required by the Treasury Regulations. Each Member's Capital Account shall be decreased by (i) the amount of money distributed to it by the Company, (ii) the fair market value of property distributed to it by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), and (iii) allocation of Company loss and deduction. Such Capital Accounts shall be determined and maintained at all times in accordance with all of the provisions of Treasury Regulations. Upon the permitted transfer of all or part of a Membership Interest, the Capital Account of the transferor that is attributable to the transferred Membership Interest or part thereof will carry over to the transferee Member in accordance with the provisions of Treasury Regulations.

        (b)    Allocations of Profit and Losses.

          (i) General Allocation of Profits and Losses.    Except as set forth below, all Profits and Losses of the Company for each fiscal year, computed in accordance with generally accepted accounting principles, consistently applied, shall be allocated among the Members during such fiscal year in accordance with their Membership Interests. "Profits or Losses" means for a given fiscal period, an amount equal to the Company's taxable income or loss for such period, determined in accordance with the Code Section 703(a), provided however, any items which are specially allocated pursuant to Section 7(b)(ii) shall not be taken into account in computing Profits or Losses.

          (ii)   Special Allocations of Profits and Losses.    AMDG shall be allocated all losses resulting from the deprecation of equipment contributed to the Company as set forth in Exhibit D as AMDG's initial Capital Contribution, or with respect to any such equipment as AMDG may subsequently contribute to the Company.

        (c)    Allocations.    Allocations of Profits and Losses for federal income tax purposes shall be made in accordance with the requirements of Treasury Regulations.

        (d)    Distributions.

          (i)    The Company shall make distributions of cash at such times and in such amounts as shall be determined by the Managers ("Distributions"), but no less often than monthly. The Managers shall cause the Company to retain an amount in cash as a working capital reserve in such amount as the Managers deem reasonable and prudent with respect to the working capital needs of the Company, including, but not limited to, Project service and maintenance costs, debt service, taxes, capital repairs and replacements. Except upon the dissolution of the Company, no Member shall have any right to demand or receive a Distribution from the Company in any form other than cash. In the event of a Distribution of property in kind, such property shall be assumed to have been sold at its fair market value at the time of the Distribution, and the resulting gain or loss shall be allocated among the Members in proportion to their Membership Interests.

          (ii)   Distributions shall be made to Members in accordance with the following priorities:

        All revenue received by the Company from the Projects and any other sources shall be reduced by:

          1.     A Management Fee in an amount $1,275 per month for each Tecogen unit installed in the Projects, until the Management Fee totals $14,000 per month, but such Management Fee shall not exceed an amount equal to $124,896 in any fiscal year of the Company (the "AMDG Management Fee"). Payment of the per unit AMDG Management Fee shall commence upon the On-Line Date of each Tecogen unit installed in a Project (as such date is defined in the Master Installation, Maintenance and Operation Agreement between Company and AES-NJ as set forth in Exhibit E. The AMDG Management Fee shall be paid every year for 5 years (for a total of $624,480 over 5 years). The AMDG Management Fee shall be paid out of Company cash flow until the total AMDG Management Fee is paid to AMDG. If the Company is unable to pay AMDG such monthly or annual payment of the AMDG Management Fee, any unpaid amount shall accrue and be carried over from month to month and from year to year (beyond the 5 year period, if necessary) and shall be paid as soon as the Company has available cash to pay the AMDG Management Fee. If the Company does not have enough cash flow in any monthly or annual period to pay the AMDG Management Fee, AES-NJ agrees to subordinate to the Company any Project Service Costs owed to AES-NJ under the Master Installation, Maintenance and Operation Agreement on a monthly or annual basis in an amount sufficient to allow the Company to pay AMDG the full amount of AMDG Management Fee.

          2.     Any brokerage fees owed by the Company with respect to any Project

          3.     All amounts owed under the Master Installation, Maintenance and Operation Agreement shall be paid to AES-NJ. Any excess Project Service Costs over the amount owed AES-NJ under the Master Installation, Maintenance and Operation Agreement shall be borne directly by AES-NJ without further reimbursement.

          4.     All debt service of the Company owed to third parties who are not Members.

          5.     All other costs and expenses of the Company owed to third parties who are not Members (including all taxes owed by the Company), as determined by the Managers.

          6.     Any working capital reserves deemed necessary by the Managers.

          7.     All remaining amounts of cash in the Company may be distributed to the Members in proportion to their Membership Interests.

        8.    Tax Matters.

        (a)    Tax Characterization.    The Members intend that the Company be treated as a "partnership" for tax purposes.

        (b)    Accounting Method.    The Company shall keep its accounting records and shall report its income for income tax purposes on the accrual method of accounting, or as otherwise determined by the Managers with the advice of its accountants or tax advisors.

        (c)    Fiscal Year.    The fiscal and taxable year of the Company for accounting and income tax purposes shall be the calendar year.

        (d)    Books and Records.    The Company's books and accounting records and all other papers, records, and documents relating to the Company's affairs shall be kept at the Company's principal place of business or such other place as the Managers may agree upon. Each Manager or Member, or its designated representative, shall at all times have access to and may inspect, copy and audit any of such items during normal business hours at the inspecting Member's expense.

        (e)    Annual Financial Statements.    Within 120 days after the close of each fiscal year, annual financial statements for the Company, including statements of assets and liabilities, income statements, and such other statements as are commonly included in financial statements, or as may be requested by the Members, shall be prepared by the Managers, or such accountant or firm as may be selected by the Managers.

        (f)    Monthly Financial Statements.    Within 45 days after the end of each month, unaudited monthly financial statements shall be prepared by or for the Company by the Managers and delivered to the Members.

        (g)    Tax Returns.    Following the close of each year of the Company, the income tax returns for the Company shall be prepared by the Managers or such accountant or firm as may be selected by the Managers. In addition, within ninety (90) days after the end of each fiscal year (unless otherwise extended), the Company will cause to be delivered to each Member at any time during such fiscal year a Schedule K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member's federal or state income tax (or information) returns, including a statement showing each Member's share of income, gain, loss, and credits for such fiscal year for federal or state income tax purposes.

        (h)    Tax Elections.    In the sole discretion of the Managers, the Company may make or not make any and all tax elections deemed appropriate, including, in the event of a transfer of all or the election under part of any Member's interest in the Company, the election under Section 754 of the Code to adjust the basis of the assets of the Company.

        (i)    Tax Matters Partner.    AMDG shall act on behalf of the Company as the "tax matters partner" within the meaning of Section 6231(a)(7) of the Code.

        9.    Transfers of Membership Interests.

        (a)    Restrictions on Transfer.    Except as otherwise provided in this Section 9, a Member may not sell, assign, pledge, give, encumber, or otherwise transfer, voluntarily or involuntarily, all or any portion of its interest in the Company (hereinafter collectively, a "Transfer"), except with the written consent of the other Members holding a majority of the Membership Interests, which consent may be withheld in the sole discretion of each such Member without regard to the reasonableness of such decision. Notwithstanding the foregoing, a Member may transfer its Membership Interest to an affiliated company (an "Affiliate") or person which is at least 100% owned by a Member or which entity owns a 100% interest in a Member. When a Member proposes to Transfer its Membership Interest to another person, the transferee of an interest in the Company can become a Member only as provided in Section 9(b), below, except with respect to a Transfer to an Affiliate).

        (b)    Requirements for Assignment of Membership Interest.    A transfer of Membership Interest shall not be recognized by the Company unless (i) the transfer of a Membership Interest is permitted by this Agreement, (ii) the transfer of the Membership Interest is in writing, duly executed and acknowledged by the transferring Member, (iii) the proposed assignee of the Membership Interest agrees in writing to observe and comply with all the terms and conditions of this Agreement, (iv) the proposed assignee makes the same Representations and Warranties to the Company in writing as are set forth in Section 3 of this Agreement; and (v) if required by any Member, legal counsel for the Company has rendered its opinion, in form and substance satisfactory to the requesting Member, and at the expense of the prospective assignee or transferring Member, that such assignment of Membership Interest would not violate any federal or state securities laws or cause the taxation of the Company as a corporation.

        (c)    Assignee's Rights.    A permitted assignee of any Member's interest shall be entitled to receive Distributions of cash or other property from the Company and to receive allocations of the Profits and Losses of the Company attributable to such Membership Interest under this Agreement after the effective date of the assignment. The "effective date" of an assignment shall be that date set forth on the written instrument of assignment, which may in no event be any earlier than the date upon which the requirements of this Section 9 have been satisfied.

        10.    Other Rights, Liabilities and Obligations of Members.

        (a)    No Personal Liability.    To the fullest extent permitted under the Act, no Member shall have any personal liability whatsoever, whether to the Company or to the creditors of the Company for the debts, obligations, expenses or liabilities of the Company or any of its losses, beyond such Member's Capital Contributions.

        (b)    Withdrawal.    Except as otherwise specified provided in this Agreement, no Member shall have the right to withdraw or retire from, or reduce its contribution to the capital of the Company.

        (c)    Separate Debts.    Each Member shall pay its separate debts unrelated to the business of the Company, and indemnify the other Members and the Company against the same and against all expenses in respect thereof.

        (d)    Full Disclosure.    Each Member shall inform the other Members of all its work for, and transactions regarding, the Company, and, on demand, shall provide true and full information in the possession or control of such Member regarding all matters affecting the Company to the other Members or to the Managers.

        (e)    Restriction on Authority.    No Member may: (i) borrow money in the Company's name or utilize collateral owned by the Company or lien or pledge its Membership Interest as security or collateral for loans; (b) assign, transfer, pledge, compromise, or release any material claims of or debts due the Company; (iii) make, execute, or deliver in the Company's name any guaranty, surety bond, assignment for the benefit of creditors, or confession of judgment; (d) enter into any agreement or commitment or take any other material action on behalf of, or with respect to, the Company or its business or assets that has not been approved by the Managers.

        (f)    Further Assurances.    Each Member shall make, sign, deliver, execute, and join all instruments and provide such further assurances which are reasonably required by the Company for the conduct and success of the Company's business, including, but not limited to, leases, options, deeds, and permit applications.

        (g)    Nonexclusivity.    A Member or its Affiliates may acquire interests in facilities similar to the Projects or other projects in which the Company may invest or may acquire interests in, without presenting them to the Company, and shall not be deemed a breach of this Agreement or any fiduciary duty of a Member. Each Member and its Affiliates shall be free to engage in other businesses or occupations, and shall not be obliged to refer business or investment opportunities to the Company.

        (h)    Confidentiality.    Each Member, Manager and the Company shall maintain the confidentiality of any Confidential Information, as defined below, that may be provided by either Member to the Company or by the Company to a Member in connection with the Company. Neither the receiving Member nor the Company shall use or disclose such Confidential Information, except that such Confidential Information may be used for the purpose(s) for which such Confidential Information is provided. For purposes of this section, "Confidential Information" means any information or trade secrets not generally known or available, about a disclosing the Company or a Member's business, processes, projects, finances, marketing, business relations, or potential business relations. The restrictions of this Section 10(h) shall not apply to: (i) information which the Company or the receiving Member can prove was already in said party's possession or already developed by said party prior to its receipt from the disclosing Member; (ii) information that is generally available to the public or the relevant industry or which later becomes such through no breach by the Company or the receiving Member; (iii) information that is received from a third party not known to be in violation of a confidential relationship with a disclosing Member, and (iv) information which is required to be disclosed by administrative or judicial order, provided that the party ordered to disclose the Confidential Information is given the opportunity to object or to enter into a confidentiality stipulation with respect to such Confidential Information.

  11.    Dissolution.

        (a)    Causes of Dissolution.    The Company shall continue until the occurrence of any of the following events (each a "Dissolution Event"):

          (i)    Agreement by the Members to dissolve the Company; or

          (ii)   By or with respect to a Member, (a) admitting in writing its inability to pay its debts generally as they come due; (b) making a general assignment for the benefit of creditors; (c) filing of a petition in bankruptcy or a petition or answer seeking a reorganization, arrangement with creditors, or similar relief under the federal bankruptcy laws or under any other applicable laws of the United States of America or any state thereof; (d) consenting to the appointment of a trustee or receiver for or any substantial part of its property; (e) filing of an involuntary petition in bankruptcy which is not dismissed within ninety (90) days of filing; or (f) taking any action for the purposes of effecting or consenting to any of the foregoing; or

          (iii)  The dissolution or death of any Member; or

          (iv)  The sale of all or substantially all of the assets of the Company.

        (b)    If an event specified in Section 11(a)(ii) or (a)(iv) above occurs and there is at least one (1) remaining Member, the remaining Member may, within ninety (90) days of the date such event occurs, elect to continue the business of the Company, in which case the Company shall not dissolve and the occurrence of the event under Section 11(a)(ii) or (a)(iv) shall not be deemed a Dissolution Event. The Members further agree that in the event the Company is dissolved prior to a Dissolution Event, the Company may be continued upon the election of the remaining Members at such time to so continue the Company; provided such election occurs within ninety (90) days of the event triggering such dissolution. The election provided in the previous sentence shall be effected when the remaining Members by majority vote of the Membership interests so elect in writing or at a meeting of the Members. "Remaining Members" means all Members other than the Members that caused the Dissolution Event.

        (c)    Dissolution Procedures.    Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs. The Managers shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company's liabilities and the property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, the extent sufficient, shall be applied and distributed, subject to any reasonable reserves maintained for contingent or other obligations of the Company, in the following order:

          (i)    First, to the payment and discharge of all of the Company's debts and liabilities to creditors other than Members;

          (ii)   Second, to the payment and discharge of all of the Company's debts and liabilities to Members; and

          (iii)  The balance, if any, to the Members in accordance with their respective positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

        (d)    Distribution of Assets in Kind.    Except to the extent necessary to make a payment of liabilities to creditors (including to Members for loans, fees, rent, or interest), the Company's non-cash assets shall be distributed in kind to the Members in proportion to their respective claims thereto; unless the Members otherwise agree to sell such assets and distribute the cash proceeds to the Members.

        (e)    Articles of Dissolution.    Upon completion of the distribution of Company assets as provided herein, the Company is terminated, and the Managers (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Secretary of State of Delaware, cancel any other filings made by the Company, and take such other actions as may be necessary to terminate the Company.

  12.    Indemnity.

        (a)    Indemnification By Members.    Each Member shall indemnify, defend, save and hold harmless the Company, the other Members and said other Member's directors, officers, shareholders, employees and agents and representatives ("Indemnitees") from and against any claims, suits, civil and administrative proceedings, losses, expenses, demands, damages, costs, liabilities or obligations, including reasonable expenses and reasonable attorneys' fees ("Claims"), which arise from the (i) willful or negligent breach of this Agreement by the indemnifying Member or (ii) the fraud, gross negligence or willful misconduct of the indemnifying Member.

        (b)    Indemnification By Company.    The Company shall indemnify and hold harmless each Member, its respective Indemnitees from and against any Claims suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions arising out of the activities of a Member or

Manager, employee, director, officer or representative's activities on behalf of the Company or in furtherance of the interests of the Company, including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or Claims, provided however, that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or Claim is based were not performed or omitted to be performed fraudulently, or as a result of gross negligence or willful misconduct or by any such Indemnified Person. Such indemnification shall be made only to the extent of the assets of the Company, and no Member shall have any personal liability on account hereof.

  13.    Default.

        (a)    Event of Default.    An Event of Default ("Event of Default") with respect to a Member shall occur if:

          (i)    a Member violates, breaches or fails to perform any material obligation or covenant under this Agreement, or if there is a material breach of any Representation or Warranty by a Member, and such breach or default is not remedied or cured within thirty (30) days after a notice of default is delivered to the defaulting Member, provided, however, that if more than thirty (30) days will be required effectuate a cure of the default if the cure is diligently pursued, then such other Member shall be afforded such additional period of time as is reasonably required to cure the default, but not more than ninety (90) days from the original notice of default; or

          (ii)   a Member shall have filed for bankruptcy, insolvency or taken any action described in Section 11(a)(ii), above.

        (b)    Remedies.    If an Event of Default shall have occurred, then the nondefaulting Member shall have the right, at its election, to take any or all of the following actions:

          (i)    Purchase the Membership Interests of the defaulting Member in an amount equal to the current balance of the defaulting Member's Capital Account, but the nondefaulting Member shall not pay anything if the defaulting Member's Capital Account is zero or less than zero; or

          (ii)   Commence an arbitration in accordance with Section 14, below, to seek damages or such remedies as the Arbitration panel may award the nondefaulting Member; or

          (iii)  The nondefaulting Member shall have the right to declare that the defaulting Member shall become a "Nonparticipating Member" and shall have thereafter have no right to vote its Membership Interests on anything related to the Company, and the voting rights of the defaulting Member's appointed Manager shall be assigned to the nondefaulting Member's appointed Manager.

        (c)    Right to Buy Bankrupt Member's Membership Interest.    If any Member files or is subject to any action described in Section 13(a)(ii) above, (a "Bankrupt Member"), and if the remaining Member decides not to dissolve the Company in accordance with Section 11(b), the remaining Member may purchase the Bankrupt Member's Membership Interest in an amount equal to the Capital Account of the defaulting Member.

        (d)    No Consequential Damages.    In no event shall any Member be liable for any consequential, secondary or indirect damages, including, but not limited to, loss of profits, lost opportunity or loss of customers.

  14.    Dispute Resolution.

        (a)    Dispute notice; Mediation.    In the event of any dispute between the Members relating to the Company, or if an Event of Default shall have occurred and has not been cured, a Member shall send a notice of dispute to the other Member (a "Dispute Notice") the Members first shall endeavor to resolve the dispute through good faith negotiations. If the matter is not resolved by negotiation within thirty (30) days after the date of the Dispute Notice, the Members shall mediate such controversy or claim by submitting to non- binding mediation with a mediator mutually acceptable to the Members.

        (b)    Arbitration.    If the controversy or claim is not resolved through mediation or mutual agreement within ninety (90) days after the date of the Dispute Notice of dispute by a Member, a Member may make a demand for Arbitration in accordance with the Commercial Arbitration Rules and procedures of the American Arbitration Association (the "AAA"). Unless the parties otherwise agree, such arbitration shall be conducted before a single Arbitrator selected by the AAA. The arbitration shall be held in Boston, MA. The Arbitrator shall diligently pursue the determination of any matter under consideration and shall enter its decision in writing within sixty (60) business days after submission of the matter to it. The award by the Arbitrator shall be final and binding, and the exclusive jurisdiction for the enforcement of any arbitral award shall in any Federal or state court located in Massachusetts.

        (c)    Access; Costs.    Each party shall have reasonable access during normal business hours to such books, records, and other data of the Company as are reasonably necessary to analyze the dispute under consideration, with the right to copy any of the same at its expense. Each party's cost of arbitration, attorneys' fees, and costs of any experts shall be borne in such proportion as the Arbitrator may determine. Unless otherwise determined by the Arbitrator, the fees of the Arbitrator shall be borne equally by the parties.

  15.    Miscellaneous.

        (a)    Governing Law.    This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.

        (b)    Certificate of Formation.    The Certificate of Formation is incorporated by reference and hereby made a part of this Agreement.

        (c)    Binding Effect.    This Agreement will be binding upon and inure to the benefit of the Members and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

        (d)    Superceding Effect.    This Agreement supercedes all prior oral and written agreements with respect to the subject matter of this Agreement.

        (e)    Severability.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present of future laws effective during the term of this Agreement, such provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect.

        (f)    Counterparts.    This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

        (g)    No Third Party Beneficiary.    This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other person will have any rights, interest, or claim hereunder or be entitled to any benefits under or on account of this Agreement, whether as a third party beneficiary or otherwise.

        (h)    Notices.    Any notice to be given or to be served upon the Members in connection with this Agreement must be in writing and will be deemed to have been given when: (i) delivered personally to a Member; (ii) delivered via facsimile to a location or number designated by a Member in Section 2(h), with electronic confirmation of delivery, provided that an original or copy of the notice is mailed to the Member within 2 days; or (iii) deposited in the United States mail, postage prepaid and addressed to a Member at the address specified in Section 2(h) hereof. Any Member may, at any time by giving five (5) days prior written notice to the other Members, designated any other location, number or address in substitution of the foregoing location, number or address to which such notice will be given.

        (i)    Headings and Titles.    Article and section headings and titles are for descriptive purposes and convenience of reference only and shall not control or alter the meaning of this Agreement as set forth in the text.

        (j)    Expenses.    Each Member shall be responsible for its own expenses, including legal and professional expenses, incurred in negotiating in establishing the Company.

        (k)    Survival.    Sections 10(h), 12, 14, 15(a) and 15(k) shall survive the termination of this Agreement. The withdrawal of a Member, the termination of this Agreement or the dissolution of the Company will not relieve any Member's obligations or liabilities that (i) arose or accrued before withdrawal, termination or liquidation; or (ii) by their terms, specifically survive withdrawal, termination or liquidation.

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date and year first set forth above.

AES-NJ COGEN CO., INC.
By:	G. Peter Westerhoff President
AMERICAN DG INC.
By:	/s/ BARRY J. SANDERS Barry J. Sanders President & COO

Witnessed by American Distributed Generation, Inc.

By:	Wesley C.J. Schuster Executive Vice President

Membership Interests

Member	Membership Interest
AES-NJ	49.0%
AMDG	51.0%

DEFINITIONS

        "AMDG Management Fee" shall have the meaning set forth in Section 7(d)(ii).

        "Affiliate" shall have the meaning set forth in Section 9(a).

        "Agreement" has the meaning set forth in the preamble hereof.

        "Assigned Contracts" shall have the meaning set forth Section 3(b).

        "Bankrupt Member" hall have the meaning set forth in Section 13(c).

        "Capital Account" means the capital account of each Member as determined under Section      7(a).

        "Capital Call" shall have the meaning set forth in Section 6(b).

        "Capital Contribution" shall have the meaning set forth in Section 6(a).

        "Claims" shall have the meaning set forth in Section 12(a).

        "Contributing Member" shall have the meaning set forth in Section 6(b).

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Dispute Notice" shall have the meaning set forth in Section 14(a).

        "Dissolution Event" shall have the meaning set forth in Section 11(a).

        "Distribution" shall have the meaning set forth in Section 7(d).

        "Event of Default" shall have the meaning set froth in Section 13(a).

        "Indemnitees" shall have the meaning set forth in Section 12(a)

        "Member" shall mean a person who has been admitted to the Company as a Member as provided in this Agreement.

        "Managers" shall mean the individuals appointed by the Members in accordance with Section 5 to manage the Company. The initial Managers shall be Peter Westerhoff (appointed by AES-NJ) and Barry Sanders (appointed by AMDG).

        "Membership Interest" means a Member's Membership Interest in the Company's capital, profits, and losses. The Members' initial Membership Interests are set forth on Exhibit A, hereto.

        "Noncontributing Member" shall have the meaning set forth in Section 6(b).

        "Nonparticipating Member" shall have the meaning set forth in Section 13(b).

        "Projects" shall have the meaning set forth in Section 4.

        "Project Service Costs" shall have the meaning set forth in Section 4(d).

        "Profits and Losses" shall have the meaning set froth in Section 7(b).

        "Master Installation, Maintenance and Operation Agreement" shall be as set forth in Exhibit E.

        "Transfer" shall have the meaning set forth in Section 9(a).

        "Treasury Regulations" shall mean the regulations issued by the Internal Revenue Service under the Code.

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  EXHIBIT 10.6
OPERATING AGREEMENT OF AMERICAN DG NEW YORK LLC
DEFINITIONS